Prospectus                      Filed pursuant to Rule 424 (b) (i)
        SEC File No. 333-133710

The Information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offering or sale is not permitted.

LOMA VERDE INC.

               Offering Price: $ 0.05 per share
Offering by Selling Security Holders: 536,000 Shares of Common Stock

We are registering 536,000 common shares for resale by the selling security holders identified in this prospectus. We will not receive any of the proceeds for the sale of the shares by the selling security holders. We will pay all expenses in connection with this offering, other than commissions and discounts of underwriters, dealers or agents. The shares are being registered to permit public secondary trading of the shares being offered by the selling security holders named in this prospectus. The number of shares of Loma Verde Inc. being registered by selling security holders is 20.9% of the company’s currently issued and outstanding share capital.

The selling security holders will sell at a price of $0.05 per share, provided that if our shares are subsequently quoted on the OTC Bulletin Board (“OTCBB”) selling security holders may sell at prevailing market prices or privately negotiated prices.

There is no public market for Loma Verde Inc.’s common stock.

Investing in our common stock involves a high degree of risk. The reader should carefully consider the factors described under the heading “Risk Factors” beginning at page 10.

Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Dealer Prospectus Delivery Instructions

Until August 18, 2006 all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The date of this prospectus is May 17, 2006.

MANAGEMENT’S DISCUSSION, ANALYSIS OF FINANCIAL CONDITIONS AND
RESULTS OF OPERATIONS	39
Limited Operating History	40
Trends	41
Critical Accounting Policies	41
Overview	41
Our Planned Exploration Program	41
Liquidity and Capital Resources	41
Five Months Ended February 28, 2006	43
Balance Sheet	44

CERTAIN TRANSACTIONS	44

MARKET FOR COMMON EQUITY / RELATED SHAREHOLDER MATTERS	45
Market Information	45
Penny Stock Requirements	46
Holders	47

EXECUTIVE COMPENSATION	47
Compensation of Directors	48
Activities Since Inception	48

ADDITIONAL INFORMATION	49

CHANGE IN ACCOUNTANTS	49

FINANCIAL STATEMENTS	50

SUMMARY OF PROSPECTUS

This summary provides an overview of all material information contained in this prospectus. It does not contain all the information you should consider before making a decision to purchase the shares our selling security holders are offering. You should very carefully and thoroughly read the more detailed information in this prospectus and review our financial statements and all other information that is incorporated by reference in this prospectus.

Unless the context otherwise requires, references in this prospectus to, “LVI”, “the Company”, “we”, “our” and “us” refer collectively to Loma Verde Inc. and its subsidiary.

Summary Information About LVI

The Company was incorporated under the laws of the State of Nevada on October 17, 2005 under the name of Loma Verde Inc. Our fiscal year end is June 30. Our executive offices are located at 1060 - 470 Granville Street, Vancouver, B.C., V6C 1V5. Our telephone number is (604) 805-4891and our fax number is (604)682-5281 Other than a wholly owned subsidiary, Loma Verde Explorations Ltd. (“LVI Canada”), the Company does not have any subsidiaries, affiliated companies or joint venture partners.

LVI Canada was incorporated under the laws of British Columbia Canada on October 28, 2005 for the purpose of holding registered and beneficial title to the Company’s mineral claims situated in British Columbia, Canada. LVI Canada’s business and registered office is also located at 1060 - 470 Granville Street, Vancouver, B.C., V6C 1V5.

We are the registered and beneficial owner of a 100% interest in the HV 1-12, Thistle 2 and Thistle 3 mineral claims (collectively referred to as the “LVI Claims”) located in British Columbia, Canada. LVI acquired the LVI Claims by staking for the sum of $4,932 between February 10th and Match 1st, 2006. We are a start-up mineral exploration company in the pre-exploration stage and have not generated any operating revenues since inception.

We own no other mineral property and are not engaged in the exploration of any other mineral properties. There can be no assurance that a commercially viable mineral deposit, an ore reserve, exists on the LVI Claims or can be shown to exist unless and until sufficient and appropriate exploration work is carried out and a comprehensive evaluation of such work concludes economic and legal feasibility. To date, we have not conducted any exploration work on the LVI Claims. Unless and until we are able to raise additional capital we will be unable to conduct any exploration work.  However, management of the Company has committed to advancing to LVI the funds necessary to carry out an initial exploration program this summer, at an estimated cost of $4,394, should LVI is unable to raise capital from other sources. Ownership of the LVI Claims confers on us the rights to the minerals on the LVI Claims excepting placer minerals or coal. We do not own the land. The land is owned by the “Crown”, i.e. the Province of British Columbia, Canada. We do not have the right to harvest any timber on the LVI Claims.

Selected Financial Information

The following financial information summarizes the more complete historical financial information set out in our audited financial statements filed with this prospectus:

February 28, 2006. (audited)
Statement of Expenses Information:

Revenue	$ Nil
Net Losses	14,761
Total Operating Expenses	14,761
Exploration Costs	4,932
General and Administrative	9,829

February 28 2006. (audited)
Balance Sheet Information:

Cash	$ 11,816
Total Assets	11,816
Total Liabilities	3,777
Stockholders Equity	8,039

On January 31, 2006 LVI completed a private placement pursuant to Regulation S of the Securities Act of 1933, whereby 311,000 common shares were sold at the price of $0.05 per share to raise $15,550. These funds together with cash on hand totalled $11,816 as of February 28, 2006. Of these funds $1,801 remains in cash as of April 24, 2006, with the balance of $15,999 having been expended as follows:

Auditing fees	(i)	$ 2,000
Bank charges and interest		184
Consulting fees	(ii)	5,000
Filing fees - Secretary of State - Nevada		200
Geological report	(iii)	4,500
Legal	(iv)	2,500
Translation of Offering Memorandum	(v)	515
Transfer agent’s fees	(vi)	1,100
Total amount expended		15,999
Amount from issuance of shares	(vii)	17,800
Amount remaining in cash as of April 24, 2006		$ 1,801

(i) Auditing fees - LVI paid $2,000 to Madsen & Associates CPA’s Inc. for an examination of the financial statements for the five months ended February 28, 2006.

(ii) Consulting Fees - LVI has engaged the services of an independent consultant to prepare this registration statement on its behalf.

(iii) Geological Report - Represents the cost of the geological report prepared by William Timmins which is referred to herein.

(iv) Legal LVI engaged the services of Conrad C. Lysiak, Attorney-at-Law, to prepare a legal opinion in connection with this registration statement.

(v) Translation of Offering Memorandum  Since LVI raised some of its share capital proceeds  from investors in the Dominican Republic. Therefore LVI translated its Offering Memorandum and Share Subscription Agreement into Spanish to allow its future shareholders to make a meaningful investment decision.

(vi) Transfer agent’s fees The amount paid to the transfer agent, Empire Stock Transfer Inc.,  represents incorporation costs of $600 and annual fee to act as transfer agent for LVI of $500.

(vii) Amount from issuance of shares LVI has issued shares as follows:

Source	Number of Shares	Price per Share	Total Consideration

Directors and Officers	2,250,000	$ 0.001	$ 2,250
Private Placement	311,000	0.05	15,550
	2,561,000		$ 17,800

During the period from inception to February 28, 2006 directors and officers advanced $756 to LVI to defray the cost of incorporation of LVI Canada and the purchase of a Free Miners’ Certificate required to enable LVI to take title to the LVI Claims, all as detailed below:

Source of expense	Amount

Name reservation of Canadian subsidiary	$ 25.50
Incorporation costs of Canadian subsidiary	298.73
Free Miners License for British Columbia	431.90
$ 756.13

The Offering

Following is a brief summary of this offering:

Common shares offered	536,000 offered by the selling security holders detailed in the section of the Prospectus entitled “Selling Security Holders” beginning on page 19.

Common shares outstanding as of the date of this Prospectus	2,561,000

Use of proceeds	We will not receive any proceeds from the sale of our common shares by the selling security holders.

Plan of Distribution
The offering is made by the selling security holders named in this Prospectus to the extent they sell shares. Sales may be made at $0.05 per share, provided that if our shares are subsequently traded on the OTCBB, selling security holders may sell at market or privately negotiated prices.

Risk Factors
You should carefully consider all the information in this Prospectus. In particular, you should evaluate the information set forth in the section of the Prospectus entitled “Risk Factors” beginning on page 10 before deciding whether to purchase the common shares.

Glossary of Geological and Technical Terms

The following represents various geological and technical terms used in this prospectus which the reader may not be familiar with.

Word	Definition

Assay	An analysis to determine the quantity of one or more elemental components.

Basalt	An extrusive volcanic rock, typically fine-grained and dark in color

Calcopyrite	Copper sulfide mineral

Claim	A portion of land held under Provincial laws by LVI Explorations Inc., where LVI has the mineral rights to all minerals thereon except coal or placer minerals.

Deposit	Mineral deposit or ore deposit is used to designate a natural occurrence of a useful mineral, or an ore, in sufficient extent and degree of concentration to invite exploration.

Fault	A break in the earth’s crust caused by tectonic forces which `have moved rock to one side with respect o the other.

Geophysical surveys	The exploration of an area in which geophysical properties and relationships unique to the area are mapped by one or more geophysical methods - in boreholes, airborne or satellite platforms.

Mineral	A naturally occurring homogeneous substance having definite physical properties and chemical composition and, if formed under favorable conditions, a definite crystal form.

Mineralization	Potential economic concentration of commercial metals occurring in nature.

Ore	The natural occurring mineral from which a mineral or minerals of economic value can be extracted profitable or to satisfy social or political objectives.

Placer	A deposit of loose sand and gravel (typically found in, or near, flowing water) containing valuable metals

Pvrite	A yellow iron sulphide mineral, normally of little value and sometimes referred to as ‘fool’s gold’.

Pyrrhotite	A bronze colored, magnetic iron sulphide mineral.

Quartz	A common rock-forming mineral consisting of silicon and oxygen

Reserve
(1)  That part of a mineral deposit which could be economically and legally extracted or produced at the time the reserve is determined.
(2)  Proven: Reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the site for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.
.

(3) Probable: Reserves for which quantity and grade  and/or quality are computed from information similar  to that used for proven (measure) reserves, but the  sites for inspection, sampling, and measurement are  farther apart or are otherwise less adequately  spaced. The degree of assurance, although lower  than for proven (measured) reserves, is high enough  to assume continuity between points of observation

Resource	The calculated amount of material in a mineral deposit

Sediments
Solid fragmental material that originates from weathering of rocks and is transported or deposited by air, water, or ice, or that accumulates by other natural agents, such as chemical precipitation from solutions or secretion by organisms, and forms in layers on the Earth’s surface at ordinary temperatures in a loose, unconsolidated form.

Sedimentary Rocks	Secondary rocks formed from material derived from other rocks and laid down under water.

Skarn	Name for metamorphic rocks surrounding an igneous intrusive where it comes in contact with a limestone or dolostone formation

Soil sample	A sample of surface material analyzed by lab techniques to test the content of trace elements occurring in nature: copper , lead, zinc, etc.

Zone	A belt, band, or strip of earth materials, however disposed; characterized as distinct from surrounding parts by some particular secondary enrichment.

Cautionary Statement Regarding Forward-Looking Statements

Some discussions in this prospectus may contain forward-looking statements that involve risks and uncertainties. These statements relate to future events or future financial performance. A number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us in this prospectus. Forward-looking statements are often identified by words like: “believe”, “expect”, “estimate”, “anticipate”, “intend”, “project” and similar expressions or words which, by their nature, refer to future events.

In some cases, you can also identify forward-looking statements by terminology such as "may", "will", "should", "plans", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors" beginning on page 10, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In addition, you are directed to factors discussed in the "Business" section beginning on page 31, the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section beginning on page 38 and as well as those discussed elsewhere in this prospectus.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Our financial statements are stated in United States Dollars (US$) and are prepared in accordance with United States Generally Accepted Accounting Principles. All references to "common shares" refer to the common shares in our capital stock.

Foreign Currency and Exchange Rates

Our mineral property is located in British Columbia, Canada and costs expressed in the geological report on the claims are expressed in Canadian Dollars. For purposes of consistency and to express United States Dollars throughout this registration statement, Canadian Dollars have been converted into United States currency at the rate of US $1.00 being approximately equal to Cdn $1.138 or Cdn. $1.00 being approximately equal US $0.8787 which is the approximate average exchange rate during recent months and which is consistent with the incorporated financial statements.

Risk Factors

An investment in our securities involves an exceptionally high degree of risk and is extremely speculative. In addition to the other information regarding LVI contained in this prospectus, you should consider many important factors in determining whether to purchase the shares being offered. The following risk factors reflect the potential and substantial material risks which could be involved if you decide to purchase shares in this offering.

Risks Associated with our Company:

1.
Because our auditors have issued a going concern opinion and because our officers and directors may not continue to loan money to us, we may not be able to achieve our objectives and may have to suspend or cease exploration activity.

Our auditors' report on our 2006 financial statements expressed an opinion that substantial doubt exists as to whether we can continue as an ongoing business for the next twelve months. Although our officers and directors have committed to commit to loan or advance up to $18,794 to us to finance our expected expenses over the next 12 months, nevertheless if we do not raise additional capital through the issuance of treasury shares, we will be unable to conduct significant exploration activity and may have to cease operations and go out of business.

2.
Because the probability of an individual prospect ever having reserves is extremely remote, in all probability our property does not contain any reserves, and any funds spent on exploration will be lost.

Because the probability of an individual prospect ever having ore reserves is extremely remote, in all probability our sole property, the LVI Claims, do not contain any reserves, and any funds spent on exploration will be lost. If we cannot raise further funds as a result, we may have to suspend or cease operations entirely which would result in the loss of your investment.

3.	We lack an operating history and have losses which we expect to continue into the future. As a result, we may have to suspend or cease exploration activity or cease operations.

We were incorporated in 2005, have not yet conducted any exploration activities and have not generated any revenues. We have an insufficient exploration history upon which to properly evaluate the likelihood of our future success or failure. Our net loss from inception to February 28, 2006, the date of our audited financial statements, is $14,761. Our ability to achieve and maintain profitability and positive cash flow in the future is dependent upon

*	our ability to locate a profitable mineral property
*	our ability to locate an economic ore reserve
*	our ability to generate revenues
*	our ability to reduce exploration costs.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral property. We cannot guarantee we will be successful in generating revenues in the future. Failure to generate revenues will cause us to go out of business.

4.
Because our officers and directors do not have technical training or experience in starting, and operating an exploration company nor in managing a public company, we will have to hire qualified personnel to fulfill these functions. If we lack funds to retain such personnel, or cannot locate qualified personnel, we may have to suspend or cease exploration activity or cease operations which will result in the loss of your investment.

Because our officers and directors are inexperienced with exploring for minerals and starting, and operating a mineral exploration company, we will have to hire qualified persons to perform surveying, exploration, and excavation of our property. Our officers and directors have no direct training or experience in these areas and as a result may not be fully aware of many of the specific requirements related to working within the industry. Their decisions and choices may not take into account standard engineering or managerial approaches, mineral exploration companies commonly use. Consequently our exploration, earnings and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry. Additionally, our officers and directors have no direct training or experience in managing and fulfilling the regulatory reporting obligations of a ‘public company’ like LVI. Unless our three part time officers are willing to spend more time addressing these matters, we will have to hire professionals to undertake these filing requirements for LVI and this will increase the overall cost of operations. As a result we may have to suspend or cease exploration activity, or cease operations altogether, which will result in the loss of your investment.

5.	We have no known ore reserves. Without ore reserves we cannot generate income and if we cannot generate income we will have to cease exploration activity which will result in the loss your investment.

We have no known ore reserves. Even if we find gold mineralization we cannot guarantee that any gold mineralization will be of sufficient quantity so as to warrant recovery. Additionally, even if we find gold mineralization in sufficient quantity to warrant recovery, we cannot guarantee that the ore will be recoverable. Finally, even if any gold mineralization is recoverable, we cannot guarantee that this can be done at a profit. Failure to locate gold deposits in economically recoverable quantities will mean we cannot generate income. If we cannot generate income we will have to cease exploration activity, which will result in the loss of your investment.

6.	If we don't raise enough money for exploration, we will have to delay exploration or go out of business, which will result in the loss of your investment.

We are in the very early pre-exploration stage. We need to raise additional capital to undertake our planned exploration activity. We estimate we have sufficient cash on hand, to continue operations for two months provided we do not carry out any of our planned exploration activity. Although our officers and directors have agreed to advance funds sufficient to enable LVI to carry out Phase I of our exploration program (See “BUSINESS - Proposed Exploration Work - Plan of Operation”, page 35) as well as funds necessary to cover our estimated expenses for the next 12 months, we will be unable to conduct significant exploration unless we raise additional capital. You may be investing in a company that will not have the funds necessary to conduct any significant exploration activity due to our inability to raise additional capital. If that occurs we will have to delay exploration or cease our exploration activity and go out of business which will result in the loss of your investment.

7.
Because we are small and do not have much capital, we must delay conduct of any exploration and as a result may not find an ore body. Without an ore body, we cannot generate revenues and you will lose your investment.

Any potential development of and production from our exploration property depends upon the results of exploration programs and/or feasibility studies and the recommendations of duly qualified engineers and geologists. Because we are small and do not have much capital, we must limit our exploration activity unless and until we raise additional capital. Any decision to expand our operations on our exploration property will involve the consideration and evaluation of several significant factors including, but not limited to:

●	Costs of bringing the property into production including exploration preparation of production feasibility studies, and construction of production facilities;
●	Availability and cost of financing;
●	Ongoing costs of production;
●	Market prices for the minerals to be produced;
●	Environmental compliance regulations and restraints; and
●	Political climate and/or governmental regulations and controls.

Such programs will require very substantial additional funds. Because we may have to limit our exploration, we may not find an ore body, even though our property may contain mineralized material. Without an ore body, we cannot generate revenues and you will lose your investment.

8.	We may not have access to all of the supplies and materials we need to begin exploration which could cause us to delay or suspend exploration activity.

Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as dynamite, and certain equipment such as bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials as and when we are able to raise the requisite capital. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

9.
Because our officers and directors have other outside business activities and may not be in a position to devote a majority of their time to our planned exploration activity, our exploration activity may be sporadic which may result in periodic interruptions or suspensions of exploration.

Our President and CEO, will be devoting only 20% of his time, approximately 30 hours per month, to our operations and business. Our CFO will be devoting approximately 10 hours per month to our operations and our Secretary-Treasurer will be devoting only approximately 10 hours per month to our operations. As a consequence our business may suffer. For example, because our officers and directors have other outside business activities and may not be in a position to devote a majority of their time to our planned exploration activity, such exploration activity may be sporadic or may be periodically interrupted or suspended. Such suspensions or interruptions may cause us to cease operations altogether and go out of business.

Risks Associated with this Offering:

10. Because we may be unable to meet property maintenance requirements or acquire necessary mining licenses, we may lose our interest in the LVI Claims.

In order to maintain our interest in the LVI Claims we must make an annual payment and/or expend certain minimum amounts on the exploration of the mineral claims of at least $4,461 each year. If we fail to make such payments or expenditures in a timely fashion, we may lose our interest in the mineral claims. Further, even if we do complete exploration activities, we may not be able to obtain the necessary licenses to conduct mining operations on the property, and thus would realize no benefit from exploration activities on the property.

11. Because mineral exploration and development activities are inherently risky, we may be exposed to environmental liabilities. If such an event were to occur it may result in a loss of your investment.

The business of mineral exploration and extraction involves a high degree of risk. Few properties that are explored are ultimately developed into production. At present, the LVI Claims, our sole property, does not have a known body of commercial ore. Unusual or unexpected formations, formation pressures, fires, power outages, labour disruptions, flooding, explosions, cave-ins, landslides and the inability to obtain suitable or adequate machinery, equipment or labour are other risks involved in extraction operations and the conduct of exploration programs. We do not carry liability insurance with respect to our mineral exploration operations and we may become subject to liability for damage to life and property, environmental damage, cave-ins or hazards. There are also physical risks to the exploration personnel working in the rugged terrain of British Columbia, often in poor climatic conditions. Previous mining exploration activities may have caused environmental damage to the LVI Claims. It may be difficult or impossible to assess the extent to which such damage was caused by us or by the activities of previous operators, in which case, any indemnities and exemptions from liability may be ineffective. If the LVI Claims are found to have commercial quantities of ore, we would be subject to additional risks respecting any development and production activities. Most exploration projects do not result in the discovery of commercially mineable deposits of ore.

12. No matter how much money is spent on the LVI Claims, the risk is that we might never identify a commercially viable ore reserve.

No matter how much money may be spent over the years on the LVI Claims, we might never be able to find a commercially viable ore reserve. Over the coming years, we could spend a great deal of money on the LVI Claims without finding anything of value. There is a high probability the LVI Claims does not contain any reserves so any funds spent on exploration will probably be lost.

13. Even with positive results during exploration, the LVI Claims might never be put into commercial production due to inadequate tonnage, low metal prices or high extraction costs.

We might be successful, during future exploration programs, in identifying a source of minerals of good grade but not in the quantity, the tonnage, required to make commercial production feasible. If the cost of extracting any minerals that might be found on the LVI Claims is in excess of the selling price of such minerals, we would not be able to develop the LVI Claims. Accordingly even if ore reserves were found on the LVI Claims, without sufficient tonnage of adequate grade we would still not be able to economically extract the minerals from the LVI Claims in which case we would have to abandon the LVI Claims and seek another mineral property to develop, or cease operations altogether.

14. Because we have not put a mineral deposit into production before, we will have to acquire outside expertise. If we are unable to acquire such expertise we may be unable to put our property into production and you may lose your investment.

We have no experience in placing mineral deposit properties into production, and our ability to do so will be dependent upon using the services of appropriately experienced personnel or entering into agreements with other major resource companies that can provide such expertise. There can be no assurance that we will have available to us the necessary expertise when and if we place a mineral deposit into production.

15. Without a public market there is no liquidity for our shares and our shareholders may never be able to sell their shares which would result in a total loss of their investment.

Our common shares are not listed on any exchange or quotation system and do not have a market maker which results in no market for our shares. Therefore, our shareholders will not be able to sell their shares in an organized market place unless they sell their shares privately. If this happens, our shareholders might not receive a price per share which they might have received had there been a public market for our shares. Once this registration statement becomes effective, it is our intention to apply for a quotation on the OTCBB whereby:

●	We will have to be sponsored by a participating market maker who will file a Form 211 on our behalf since we will not have direct access to the NASD personnel; and

●	We will not be quoted on the OTCBB unless we are current in our periodic reports; being at a minimum Forms 10K-SB and 10QSB filed with the SEC or other regulatory authorities.

Presently, we estimate the time it will take us to become effective with this prospectus will be six months plus twelve to eighteen additional weeks thereafter to be approved for a quotation on the OTCBB. However, we cannot be sure we will be able to obtain a participating market maker or be approved for a quotation on the OTCBB. If this is the case, there will be no liquidity for the shares of our shareholders.

16.	Even if a market develops for our shares our shares may be thinly traded, with wide share price fluctuations, low share prices and minimal liquidity.

If a market for our shares develops, the share price may be volatile with wide fluctuations in response to several factors, including:

●	Potential investors’ anticipated feeling regarding our results of operations;
●	Increased competition and/or variations in mineral prices;
●	Our ability or inability to generate future revenues; and
●	Market perception of the future of the mineral exploration industry.

In addition, if our shares are traded on the OTCBB, our share price may be impacted by factors that are unrelated or disproportionate to our operating performance. Our share price might be affected by general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations. In addition, even if our stock is approved for quotation by a market maker through the OTCBB, stocks traded over this quotation system are usually thinly traded, highly volatile and not followed by analysts. These factors, which are not under our control, may have a material effect on our share price.

17. We anticipate the need to sell additional treasury share in the future meaning that there will be a dilution to our existing shareholders resulting in their percentage ownership in the Company being reduced accordingly.

We expect that the only way we will be able to acquire additional funds is through the sale of our common stock. This will result in a dilution effect to our shareholders whereby their percentage ownership interest in the Company is reduced. The magnitude of this dilution effect will be determined by the number of shares we will have to issue in the future to obtain the funds required.

18. Because our securities are subject to penny stock rules, you may have difficulty reselling your shares.

Our shares are "penny stocks" and are covered by Section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell the Company's securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. For sales of our securities, the broker/dealer must make a special suitability determination and receive from its customer a written agreement prior to making a sale. The imposition of the foregoing additional sales practices could adversely affect a shareholder's ability to dispose of his stock.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering.

However, we have agreed to pay the expenses of registering the securities covered by this Prospectus. Management expects such expenses to total $17,500 as detailed below:

Expenses of this offering paid to date:

Attorney’s fee for opinion letter	$ 2,500
Consulting - preparation of Form SB-2	5,000
Independent auditors	2,000
Offering expenses incurred to date		$ 9,500

Management expects to incur the following additional
expenses in connection with this offering:

Consulting - preparation of Form SB-2	5,000
Internal accountant (i)	1,500
Independent auditors (i)	1,000
Printing, photocopy and delivery	500
Offering expenses to be incurred		8,000

Total offering costs		$17,500

(i)
Estimate of fees for preparation of interim financial statements which may be required to be filed with this registration statement. We have budgeted for preparation of interim financial statements for the period ending March 31, 2006. Included in the amount shown for the Internal Accountant is the $1,500 cost of preparing the working papers for submission to the auditors.

                 DETERMINATION OF OFFERING PRICE

There is no established public market for our common equity being registered. The offering price of the shares offered by selling security holders should not be considered as an indicator of the future market price of the securities.

The facts considered in determining the offering price were LVI’s financial condition and prospects, its lack of operating history and general conditions of the securities market. The offering price should not be construed as an indication of, and was not based upon, the actual value of LVI. The offering price bears no relationship to LVI’s book value, assets or earnings or any other recognized criteria of value and could be considered to be arbitrary.

The selling shareholders are free to offer and sell their common shares at such times and in such manner as they may determine. The types of transactions in which the common shares are sold may include negotiated transactions. Such transactions may or may not involve brokers or dealers. The selling security holders are expected to sell their shares at the offering price of $0.05 per share unless and until our shares are quoted on the OTCBB or the “Pink Sheets” following which selling security holders may sell their shares at the market price. The selling security holders have advised us that none have entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares. The selling security holders do not have an underwriter or coordinating broker acting in connection with the proposed sale of the common shares. We will pay all of the expenses of the selling security holders, except for any broker dealer or underwriter commissions, which will be paid by the security holder.

PLAN OF DISTRIBUTION: TERMS OF THE OFFERING
Terms

We are, on behalf of the selling security holders, registering 536,000 shares of our common stock which they own. The selling security holders may, from time to time, sell all or a portion of the shares of common stock in private negotiated transactions or otherwise. Such sales will be offered at $0.05 per share unless and until the offering price is changed by subsequent amendment to this prospectus or our shares are quoted on the OTCBB. If our shares become quoted on the OTCBB selling security holders may then sell their shares at prevailing market prices or privately negotiated prices.

The common stock may be sold by the selling security holders by one or more of the following methods, without limitation:

●	on the over-the-counter market;
●	to purchasers directly
●	in ordinary brokerage transactions in which the broker solicits purchasers or commissions from a seller/or the purchaser of the shares for whom they may act as agent;
●
through underwriters, dealers and agents who may receive compensation in the form of underwriting discounts, concessions and commissions from a seller/or the purchaser of the shares for whom they may act as agent;

●
through the pledge of shares as security for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distribution of the shares or other interest in the shares;

●	through purchases by a broker or dealer as principal and resale by other brokers or dealers for its own account pursuant to this prospectus;
●
through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent or as riskless principal but may position and resell a portion of the block as principal to facilitate the transaction;

●	in any combination of one or more of these methods; or
●	in any other lawful manner.

Brokers or dealers may receive commissions or discounts from the selling security holders, if any of the broker-dealer acts as an agent for the purchaser of said shares, from the purchaser in the amount to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling security holders to sell a specified number of the shares of common stock at a stipulated price per share. In connection with such re-sales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above. Any broker or dealer participating in any distribution of the shares may be required to deliver a copy of this prospectus, including any prospectus supplement, to any individual who purchases any shares from or through such broker-dealer.

Rights and Duties of Selling Shareholders

None of the selling security holders are broker-dealers nor are any of them affilates of broker-dealers. We have advised the selling security holders that while they are engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling security holders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered in this prospectus.

We have not registered or qualified offers and sales of shares of common stock under the laws of any country, other than the United States. To comply with certain states’ securities laws, if applicable, the selling security holders will offer and sell their shares of common stock in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the selling security holders may not offer or sell shares of common stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

Expenses of Offering

All expenses of this registration statement, estimated to be $17,500 (see “Use of Proceeds” page 17), including but not limited to, legal, accounting, printing and mailing fees are and will be paid by LVI. However, any selling costs or brokerage commissions incurred by each selling security holder relating to the sale of his/her shares will be paid by them.

SELLING SECURITY HOLDERS

The selling security holders named in this prospectus, one of whom is a resident of British Columbia, Canada, and the remainder of whom are residents of the Dominican Republic are offering for sale 536,000 shares of common stock of the Company. LVI will not receive any proceeds from the sale of shares by selling security holders. 311,000 of the shares being offered by the selling security holders were acquired from LVI for the price of $0.05 per share in an offering, exempt from registration pursuant to Regulation S of the Securities Act of 1933, completed January 31, 2006. The remaining 225,000 shares being offered represent 10% of the shares of the Company owned by each of our President and CEO, our CFO/ CAO and our Secretary Treasurer. Their shares were acquired on December 9, 2006 at the price of $0.001 per share. None of our directors or officers will be engaged in any selling efforts on behalf of the selling security holders.

The selling security holders have furnished all information with respect to share ownership. The shares being offered are being registered to permit public secondary trading of the shares and each selling security holder may offer all or part of the shares owned for resale from time to time. A selling security holder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor are the selling security holders obligated to sell all or any portion of the shares at any time. Therefore, no assurance can be given by LVI as to the number of shares of common stock that will be sold pursuant to this prospectus or the number of shares that will be owned by the selling security holders upon termination of the offering.

The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of our common stock held by each of the selling security holders, including:

●	The number of shares owned by each prior to this offering
●	The total number of shares that are to be offered for each;
●	The total number of shares that will be owned by each upon completion of the offering; and
●	The percentage owned by each upon completion of the offering.

To the best of our knowledge, the named parties in the table beneficially own and have sole voting and investment power over all shares or rights to their shares. We have based the percentage owned by each on our 2,561,000 shares of common stock outstanding as of the date of this prospectus. Of the 536,000 shares offered for sale (20.9% of our issued shares), 225,000 (8.8% of our issued shares) are offered by the Company’s officers and directors:

Name of Shareholder	Common Stock Beneficially Owned Prior to Offering	Number of Common Stock Offered Hereby	Common Stock Beneficially Owned Following the Offering

	No. of Shares %		No. of Shares %

Nelson Abreu	10,000	0.39%	10,000	Nil	Nil
Cosme Acosta	10,000	0.39%	10,000	Nil	Nil
Mario Acosta	6,000	0.23%	6,000	Nil	Nil
Luz Almonte	10,000	0.39%	10,000	Nil	Nil
Alberto Almontez	8,000	0.31%	8,000	Nil	Nil
Rey Alvelo de la Cruz	6,000	0.23%	6,000	Nil	Nil
Eddy Bonafacio	10,000	0.39%	10,000	Nil	Nil
Alberto Castilio	6,000	0.23%	6,000	Nil	Nil
Eduardo Ciriaco	14,000	0.55%	14,000	Nil	Nil
Francisca Ciriaco	6,000	0.23%	6,000	Nil	Nil
Mario Cueto.	10,000	0.3%	10,000	Nil	Nil
Elson de la Cruz	6,000	0.23%	6,000	Nil	Nil
Anselmo Familia	14,000	0.55%	14,000	Nil	Nil
Miguel Ferreira	16,000	0.62%	16,000	Nil	Nil
Jairo Flete	8,000	0.31%	8,000	Nil	Nil
Toribio Frias	8,000	0.31%	8,000	Nil	Nil
Maximo Garcia	6,000	0.23%	6,000	Nil	Nil
Aida Gonzalez	12,000	0.47%	12,000	Nil	Nil
Gerardo Gonzalez	10,000	0.39%	10,000	Nil	Nil
Julio Gonzalez	6,000	0.23%	6,000	Nil	Nil
Alberto Almonte Hernandez	8,000	0.31%	8,000	Nil	Nil
Luis Martinez	12,000	0.47%	12,000	Nil	Nil
Norberto Martinez	8,000	0.31%	8,000	Nil	Nil
Rosa Martinez	10,000	0.39%	10,000	Nil	Nil
Francisca Mendoza	13,000	0.50%	13,000	Nil	Nil
Jander Morfe	6,000	0.39%	6,000	Nil	Nil
Maricela OValle	12,000	0.47%	12,000	Nil	Nil
Fiordaliza Reyes	6,000	0.23%	6,000	Nil	Nil
Rossmerys Rosario	8,000	0.31%	8,000	Nil	Nil
Juan Santana	6,000	0.23%	6,000	Nil	Nil
Luis A. Santana	10,000	0.39%	10,000	Nil	Nil
Luis M. Santana	8,000	0.31%	8,000	Nil	Nil
Jesus Suero	8,000	0.31%	8,000	Nil	Nil
Cristino Viamontes	6,000	0.23%	6,000	Nil	Nil
Juan Villa	8,000	0.31%	8,000	Nil	Nil

Peter Hill(2)	1,000,000	39%	100,000	900,000	35.1%
Virgilio Santana(3)	750,000	29.3%	75,000	675,000l	26.4%l
Belkis Reyes(4)	500,000	19.5%	50,000	450,000	19.5%

Total	2,561,000		536,000	2,025,000

(1) These figures assume all shares offered by selling security holders are in fact sold.
(2)	Peter HillI is our President, Chief Executive Officer and a director.
(3)	Virgilio Santana is our, Chief Financial Officer, Chief Accounting Officer and a director.
(4)	Belkis Reyes is our Secretary Treasurer.

 Excepting Peter Hill, Virgilio Santana and Belkis Reyes whose relationship with LVI is disclosed in the footnotes immediately above, to our knowledge, none of the selling shareholders has:
●	had a material relationship with LVI other than as a shareholder, as noted above, within the last three years; or

●	Ever been an officer or director of LVI.

LEGAL PROCEEDINGS

We are not a party to any pending litigation and none is contemplated or threatened.

DIRECTORS AND EXECUTIVE OFFICERS

Officers and Directors and their backgrounds

Each of our Directors serves until his successor is elected and qualified. Each of our officers is elected by the Board of Directors to a term of one (1) year and serves until his successor is duly elected and qualified, or until he is removed from office. The Board of Directors has no nominating or compensation committees.

The name, address, age and position of our officers and directors is set forth below:

Name and Address	Position(s)	Age
Peter Hill Vancouver, B.C., Canada,	Chief Executive Officer, President and Director (1)	69

Virgilio Santanal Puerto Plata, Dominican Republic	Chief Financial Officer, Chief Accounting Officer, and Director (2)	30

Belkis Reyes, Cabarete, Dominican Republic	Secretary-Treasurer (3)	30

(1)	Peter Hill was appointed a director on October 17, 2005, and President and the Chief Executive Officer on October 25, 2005.

(2)	Virgrilio Santana was appointed director on October 18, 2005 and was appointed and Chief Financial Officer and Chief Accounting Officer October 25, 2005.
(3)	Belkis Reyes was appointed Secretary Treasurer on October 25, 2005.

The percentage of common shares beneficially owned, directly or indirectly, or over which control or direction are exercised by the directors and officers of our Company, collectively, is approximately 88% of the total issued and outstanding shares.

None of our directors or officers has professional or technical accreditation in the mining business.

PETER HILL has been the President and a Director of the Company since October 2005. Peter Hill was born on July 19, 1936 in the city of Hamilton, Ontario, Canada. He graduated from St. Andrews College, a private high school located outside of Toronto, Ontario. He attended McGill University in Montreal, Quebec studying commerce and finance for two yeas. In 1956, he left McGill University without obtaining a degree and joined Gairdner and Company, a Toronto broker-dealer, as a security analyst. In 1959 he joined McLeod Young and Weir, as a stockbroker. In 1962 he joined the broker-dealer. In 1968 Mr. Hill become Chairman and General Manager of the 900 room Lord Simcoe Hotel in Toronto. While working at the Lord Simcoe Hotel he become founding and controlling shareholder of Global Communications; now Global Television. In 1975, Mr. Hill traveled to Europe for a year and did not undertake any business endeavors. Upon returning to Toronto in 1976, he acquired a 100% ownership interest and became President of a small broker-dealer, J. B. White & Company. In 1980, Mr. Hill moved to Amsterdam where he was assigned to reorganizing a broker-dealer , FDS Financial Services; then moved to London, England in 1981 for four years to become a partner in a money management firm, Baynard & Company Ltd. In 1985 Mr. Hill moved to Vancouver, British Columbia, Canada where for the next 20 years was a consultant to a number of companies listed on the TSX venture Exchange and its predecessors, the Vancouver Stock Exchange and the Alberta Stock Exchange. His consulting services were primarily relating to public relations for his clients. Presently, Mr. Hill is a director of Dynamics Resources Corp. a company listed on the CNQ Exchange in Toronto and ‘pink sheeted’ in the United States. In addition, he has recently become a director of Global Net Entertainment Ltd., a company applying for listing on the TSX Venture Exchange in Toronto, Canada.

VIRGILIO SANTANA has been our Chief Financial Officer and Chief Accounting Officer since October 2005. Born in 1975 and educated at the San Felipe School, Puerto Plata. Mr. Santana received an accountant degree magna cum laude from the Technological University of Santiago, and Master in Business Administration and a Bachelor in Corporative finances and International Business from the PUCMM University in 1999(also magna cum laude). Mr. Santana began his career in 1992 with the Banco Popular, working in several branches across the country. After several years with the bank he entered the tourist industry, taking the position as financial director for a hotel chain, Allegro Resorts Corporation. During his first two years with Allegro, Mr. Santana traveled abroad, developing the financial departments of hotels located in the Caribbean islands. After leaving Allegro Resorts Corporation Mr. Santana joined Hacienda Resorts, assuming the position of Corporate Financial Director. His duties included taking charge of the management of every financial department of the local and overseas hotels of Hacienda Resorts. He has served as article editor of the Public Accountant Institute and the Junior American Chamber. His publications include: The Impact of the Inflation in Latin America, The Globalisation Impact in the Modern Corporation, The Free Commerce and the Pymes, The 100 Rulers and Regulations for Managing a Hotel, Laws for Accountants and Administrators.
Currently Mr. Santana is working as an Accountant for HE Capital Corporation, a stock broking and financial consultancy firm, located at Sosua, Dominican Republic.

BELKIS REYES has served as our Secretary Treasurer since October 2005. Her employment involves the provision of corporate secretarial services to various clients. She resides in the Dominican Republic.

None of our officers and directors work full time for our company. Peter Hill spends approximately 20 hours a month on administrative and accounting matters. It is anticipated Peter will spend more time on LVI’s businesses, approximately 30 hours a month, during the next year as and if and when LVI becomes more active in our exploration activities. As CFO/CAO, Virgrilio Santana spends approximately 10 hours per month on corporate matters. With recent preparation of an offering memorandum, this Registration Statement and because the Company intends to seek a quotation on the OTCBB in the near future Virgrilio’s time on Company affairs is expected to continue at this pace for the foreseeable future. Our Secretary Treasurer expects to continue to devote approximately 10 hours per month on our operations.

Excepting Peter Hill’s directorship with Dynamics Resources Corp., our Directors and Officers are not directors of another company registered under the Securities and Exchange Act of 1934. There were two meetings of the Board of Directors from inception to January 31, 2006. Since February 28, 2006 our Board has held one meetings and our Audit Committee held one meeting.

Audit Committee Financial Expert

The Audit Committee of our Company currently consists of Peter Hill and Virgilio Santana. The general function of the audit committee is to review the overall audit plan and our system of internal control. Virgilio Santana, an accountant by training, may be considered a ‘financial expert’ as he possesses the following attributes:

•	An understanding of generally accepted accounting principles and financial statements;

•	The ability to assess the general application of such principals in connection with the accounting for estimates, accruals and reserves;

•	Experience preparing, auditing, analyzing or evaluating financial statements and experience actively supervising one or more persons engaged in such activities;

•	An understanding of internal controls and procedures for financial reporting; and

•	An understanding of Audit Committee functions.

The SEC requires that such attributes have been acquired through any one or more of the follow ways:

•
Education and experience as a chief financial officer, chief accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions;

•	Experience actively supervising a chief financial officer, chief accounting officer, controller, public accountant, auditor or person performing similar functions;

•	Experience overseeing or assessing the performance of a companies of public accountants with respect to the preparation, auditing or evaluation of financial statements; and

•	Other relevant experience.

Virgilio Santana’s professional experience is consistent with the above noted requirements.

Apart from the Audit Committee, the Company has no other Board committees.

Conflicts of Interest

Apart form Peter Hill, none of our officers and directors is a director or officer of any other company involved in the mining industry. However there can be no assurance such involvement will not occur in the future.

We believe that Mr. Hill will be subject to conflicts of interest. The conflicts arise from his relationships with other public and even private corporations involved in the mining industry. In the future he will continue to be involved in the mining business for other entities and such involvement could create a conflict of interests.

For example, in the future, companies with which Mr. Hill may become a member of the board of directors may participate in the same properties as LVI. Such ‘joint ventures’ in acquiring, exploring and mining natural resources are frequent in the industry. He could be presented mining or other exploration opportunities which would force him to determine which company to offer the project to and from where to seek the appropriate funding. As a result there may be situations which involve a conflict of interest. Mr. Hill will attempt to avoid dealing with such other companies in such situations where conflicts might arise and will also disclose all such conflicts and will govern himself in respect thereof to the best of his abilities. In any event, it would be incumbent upon him to notify LVI and the other boards of directors that may be involved of his conflict of interest and to abstain from voting on that subject matter.

To ensure that potential conflicts of interest are avoided or declared to LVI and its shareholders and to comply with the requirements of the Sarbanes Oxley Act of 2002, the Board of Directors adopted, on January 13, 2006, a Code of Business Conduct and Ethics. LVI’s Code of Business Conduct and Ethics embodies our commitment to such ethical principles and sets forth the responsibilities of LVI and its officers and directors to its shareholders, employees, customers, lenders and other stakeholders.

Significant Employees

We have no paid employees as such. Our Officers and Directors fulfill many functions that would otherwise require LVI to hire employees or outside consultants. We might have to engage the services of certain consultants to assist in the exploration of the LVI Claims. These individuals will be responsible for the completion of the geological work on our claim and, therefore, will be an integral part of our operations although they will not be considered employees either on a full time or part time basis. This is because our exploration programs will not last more than a few weeks and once completed these individuals will no longer be required. We have not identified any individual who would work as a consultant for us.

Family Relationships

Our President/ CEO, our CFO/ CAO and our Secretary Treasurer are unrelated.
However certain selling security holders are related to one of our officers and/or directors:
Rey Arvelo de la Cruz and Elson de la Cruz are cousins, and Fiordaliza Reyes is the sister, of Belkis Reyes; and both Luis A. Santana and Luis M. Santana are cousins of Virgilio Santana.

Involvement in Certain Legal Proceedings

To the knowledge of the Company, during the past five years, none of our directors or executive officers:

(1)
has filed a petition under the federal bankruptcy laws or any state insolvency law, nor had a receiver, fiscal agent or similar officer appointed by the court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filings;

(2)	was convicted in a criminal proceeding or named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3)
was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting, the following activities:

(i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliate person, director or employee of any investment company, or engaging in or continuing any conduct or practice in connection with such activity;
(ii) engaging in any type of business practice; or
(iii) engaging in any activities in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(4)
was the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described above under this Item, or to be associated with persons engaged in any such activities;

(5)
was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated.

(6)
was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as at April 24, 2006, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The shareholder listed below has direct ownership of his/her shares and possesses sole voting and dispositive power with respect to the shares.

Title or Class	Name and Address of Beneficial Owner (1)	Amount of Beneficial Ownership (2)	Percent of Class

Common Stock	Peter Hill 1016 - 470 Granville St., Vancouver B. C., Canada, V6C 1V5	1,000,000	37.05%
Common Stock	Virgilio Santana Calle #7, Casa #25 Tore Alta IV, Puerto, Republica Dominica	750,000	29.28%
Common Stock	Belkis Reyes Calle Principal, proximo de la farmacia, La Cienega Cabarete, Republica Dominica	500,000	19.52%

Common Stock	Directors and Officers as a Group	2,250,000	87.85%

(1)	Unless otherwise noted, the security ownership disclosed in this table is of record and beneficial.

(2)
Under Rule 13-d of the Exchange Act, shares not outstanding but subject to options, warrants, rights, conversion privileges pursuant to which such shares may be acquired in the next 60 days are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by the person having such rights, but are not deemed outstanding for the purpose of computing the percentage for such other persons. None of our officers or directors has options, warrants, rights or conversion privileges outstanding.

Future Sales by Existing Shareholders

As of April 1, 2006 there are a total of 2,561,000 shares of our common stock are issued and outstanding. Of these all 2,561,000, being 100%, are ‘restricted shares’ as defined in Rule 144 of the Securities Act of 1933. Under this prospectus, we are qualifying for trading 536,000 restricted shares, being approximately 20.93% of our issued shares leaving 2,025,000 shares being approximately 79.07% of our shares, as ‘restricted shares’ under Rule 144 owned by the following persons:

Peter Hill	900,000 shares
Virgilio Santana	675,000 shares
Belkis Reyes	450,000 shares

Total restricted shares	2,025,000 shares

Under Rule 144 restricted shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition.

LVI does not have any securities that are convertible into common stock. We have not registered any shares for sale by security holders under the Securities Act other than as disclosed in this prospectus.

DESCRIPTION OF SECURITIES

Our authorized capital consists of 200,000,000 shares of common stock, par value $0.001 per share, of which 2,561,000 shares are presently issued.

The holders of our common stock are entitled to receive dividends as may be declared by our Board of Directors; are entitled to share ratably in all of our assets available for distribution upon winding up of the affairs our Company; and are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings of the shareholders.

The shareholders are not entitled to preference as to dividends or interest; preemptive rights to purchase in new issues of shares; preference upon liquidation; or any other special rights or preferences.

In addition, the shares are not convertible into any other securities. There are no restrictions on dividends under any loan or other financing arrangements.

Non-Cumulative Voting.

The holders of our shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of Directors, can elect all of the Directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of our Directors.

Dividend Policy

As of the date of this prospectus we have not paid any cash dividends to stockholders. The declaration of any future cash dividends will be at the discretion of the Board of Directors and will depend on our earnings, if any, capital requirements and financial position, general economic conditions and other pertinent conditions. It is our present intention not to pay any cash dividends in the near future.

Change in Control of Our Company

We do not know of any arrangements which might result in a change in control.

Transfer Agent

We have engaged the services of Empire Stock Transfer Inc., 7251 West Lake Mead Blvd., Suite 300, Las Vegas, Nevada, USA, 89501, to act as transfer and registrar.

Debt Securities and Other Securities

There is no debt or other securities outstanding.

INTEREST OF NAMED EXPERTS AND COUNSEL

No named expert or counsel referred to in the prospectus has any interest in LVI. No expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in LVI or was a promoter, underwriter, voting trustee, director, officer or employee of, or for, LVI. An "expert" is a person who is named as preparing or certifying all or part of our registration statement or a report or valuation for use in connection with the registration statement. "Counsel" is any counsel named in the prospectus as having given an opinion on the validity of the securities being registered or upon other legal matters concerning the registration or offering of the securities.

Our financial statements included in this prospectus have been audited by Madsen & Associates, CPA’s Inc. of # 3- 684 East Vine, Murray, Utah, 84107, as set forth in their report included in this prospectus.

The geological report on the LVI Claims dated February 2006 titled "Geology Report on Thistle Property”, was authored by William Timmins, P. Eng., of Suite 1016 - 475 Granville Street, Vancouver, British Columbia,, Canada.

The legal opinion rendered by Conrad C. Lysiak, Esq., 601 West First Avenue, Suite 503, Spokane, Washington 99201, regarding the Common Stock of LVI registered on prospectus is as set forth in his opinion letter dated April 27, 2006.

                            INDEMNIFICATION OF OFFICERS AND DIRECTORS

Nevada Revised Statutes 78.037 provides that Articles of Incorporation can contain provisions which eliminate or limit the personal liability of our officers and directors and even stockholders for damages for breach of fiduciary duty, but a corporation cannot eliminate or limit a director’s or officer’s liability for acts or failure to act which are based on intentional misconduct, fraud, or a willful violation of law. Our Articles of Incorporation provides that a director or officer is not personally liable to us or our shareholders for damages for any breach of fiduciary duty as a director or officer, except for liability for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of distribution in violation of Nevada Revised Statures, 78.300.

Additionally, our By-laws provide that we will indemnify our officers and directors to the fullest extent permitted by the Nevada Revised Statutes, provided the officer or director acts in good faith and in a manner which he or she reasonably believes to be in or not opposed to LVI’s best interest, and with respect to any criminal matter, had no reasonable cause to believe that his or her conduct was unlawful. Our By-laws also provide that, to the fullest extent permitted by Section 78.751 of the Nevada Revised Statutes, we will pay the expenses of our officers and directors incurred in defending a civil or criminal action, suit or proceeding, as they are incurred and in advance of the final disposition of the matter, upon receipt of an undertaking acceptable to the Board of Directors for the repayment of such advances if it is ultimately determined by a court of competent jurisdiction that the officer or director is not entitled to be indemnified.

    Subsection (1) of Section 78.7502 of the Nevada Revised Statutes empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney’s fees), judgment, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to be the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Subsection (2) of Section 78.7502 of the Nevada Revised Statutes empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in favor by reason of the fact that such person acted in any of the capacities set forth in subsection (1) enumerated above, against expenses (including amounts paid in settlement and attorney’s fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation except that no indemnification may be made in respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the court shall deem proper.

Subsection (3) of Section 78.7502 of the Nevada Revised Statutes provides that to the extent a director, officer, employee, or agent of a corporation has been successful in the defense of any action, suit, or proceeding referred to in subsection (1) and (2) or in the defense of any claim, issue, or matter therein, that person shall be indemnified against expenses (including attorney’s fees) actually and reasonable incurred by him or her in connection therein.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934 or the Rules and Regulations of the Securities and Exchange Commission thereunder may be permitted under said indemnification provisions of the law, or otherwise, LVI has been advised that, in the opinion of the Securities and Exchange Commission, any such indemnification is against public policy and is, therefore, unenforceable.

ARTICLES AND BYLAWS. LVI’s Articles of Incorporation (Article 12) and LVI’s Bylaws (Article 11) provide that LVI shall, to the fullest extent permitted by law, indemnify all directors of LVI, as well as any officers or employees of LVI to whom LVI was agreed to grant indemnification.

The inclusion of these indemnification provisions in our company’s By-laws may have the effect of reducing the likelihood of derivation litigation against directors, and may discourage or deter shareholders or management from bringing lawsuit action, if successful, might otherwise benefit our company or our shareholders.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

BUSINESS

Organization and Business Development of Issuer Since Inception

The Company was incorporated under the laws of the State of Nevada on October 17, 2005 under the name of Loma Verde Inc. Apart from our wholly owned subsidiary Loma Verde Explorations Ltd. (“LVI Canada”), the Company does not have any subsidiaries, affiliated companies or joint venture partners. LVI Canada was incorporated under the laws of British Columbia Canada on October 28, 2005 for the purpose of holding registered and beneficial title to the mineral claims situated in British Columbia, Canada and more particularly described below.

LVI has not been involved in any bankruptcy, receivership or similar proceedings since inception nor have we been party to a reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business.

We raised $2,250 in initial seed capital on December 9, 2006 and commenced our search for a mineral property that held the potential to contain gold mineralization.

On January 31, 2006 we closed a private placement pursuant to Regulation S of the Securities Act of 1933, whereby 311,000 common shares were sold at the price of $0.05 per share to raise $15,550.

On February 10, 2006 we acquired the Thistle 1 and Thistle 2 mineral claims and on March 10, 2006 the HV 1-12 mineral claim (collectively referred to as the “LVI Claims”), situated in British Columbia, Canada. We acquired the LVI Claims, by staking, through our wholly owned British Columbia incorporated subsidiary, LVI Canada.

“Staking” is the term employed to describe the means by which mineral claims are acquired from the Province of British Columbia, Canada. The Province of Britsh Columbia established Mineral Titles Online (“MTO”) an internet-based mineral titles administration system that allows the mineral exploration industry to ‘stake’ (i.e. acquire and maintain title to mineral claims) by selecting the area on a seamless digital GIS map of British Columbia and pay the associated fees electronically. Employing MTO’s web site the Company staked the LVI Claims. British Columbia requires that every person who acquires mineral claims in the Province obtain a “Free Miner’s Certificate’. A portion of our initial seed capital was expended acquiring a Free Miner’s Certificate and paying for the staking of the LVI Claims, which cost, in the aggregate, $4,932.

In February 2006 we engaged William G. Timmins, P. Eng to conduct a review and analysis of the LVI Claims and the previous exploration work undertaken on the property and to recommend a mineral exploration program for the LVI Claims. Mr. Timmins visited the LVI Claims during the summer of 2005. Mr. Timmins report, summarized below, recommends a phased exploration program for the LVI Claims.

In April 2006, we prepared this prospectus for filing with the SEC.

Our Business

Subject to raising additional capital, we intend to undertake exploration work on the LVI Claims, located in British Columbia, Canada.

We are presently in the pre-exploration stage and there is no assurance that mineralized material with any commercial value exits on our property.

We do not have any ore body and have not generated any revenues from our operations.

Our sole mineral property is:

LVI Claims

LVI Canada is the registered and beneficial owner of a 100% interest in the LVI Claims, located in British Columbia, Canada.

Beneficial ownership of the LVI Claims confers the rights to the minerals on the LVI Claims except for placer minerals or coal. We do not own the land itself since it is held in the name of the “Crown”, i.e. the Province of British Columbia. We do not have the right to harvest any timber on the LVI Claims.

The claim name, tenure number, expiry date, map sheet reference number and recorded owner of the LVI Claims is as follows:

Claim Name	Tenure Record Number	Expiry Date	Map Sheet	Owner
HV 1-12	508118	March 1/07	MO92F02E	Loma Verde Explorations Ltd.
Thistle 2	527389	Feb 10/07	MO92F02E	Loma Verde Explorations Ltd.
Thistle 3	527390	Feb 10/07	MO92F02E	Loma Verde Explorations Ltd.

The LVI Claims cover an area of 1,269.07 hectares (approximately 3,136 acres).

To maintain the claims in good standing, such that they do not expire on the date indicated in the preceding table, we must undertake exploration work on the LVI Claims before the expiry date, or pay cash of approximately $4,461in lieu of doing exploration work, to the Province of British Columbia. This is an annual obligation. Failure to do either, each year, will result in the LVI Claims reverting to the Province of British Columbia.

The LVI Claims was selected for acquisition due to previously recorded exploration work and because the claims are not located in an environmentally sensitive region.

Additional information regarding the LVI Claims can be found at the British Columbia government website located at http://www.mtonline.gov.bc.ca/.

Location and Access

The LVI Claims are located approximately 16 kilometers (10 miles) south east of Port Alberni, British Columbia, a town of approximately 20,000 located on Vancouver Island. The area covered by the claims is an active logging region thus numerous heavy operators and equipment available for hire. Port Alberni provides most necessary amenities and supplies including, fuel, helicopter services and hardware while drilling companies and assay services are available in the town of Campbell River (also on Vancouver Island) or in Vancouver, B.C. Access to our claims is via paved road and thereafter by good gravel logging road to the claims. There are numerous logging roads and trails throughout the area covered by the claims.

The topography and relief of the LVI Claims is fairly rugged with elevations ranging from 1,300 to 3,000 feet. Annual precipitation is heavy. Snow pack varies from year to year but often remains until late spring.

Property Geology

The geology of the LVI Claims is dominated by basaltic flows and pillow basalt underlain by a complexly inter-layered succession of volcanic and sedimentary rocks.

Disseminated to semi-massive sulphide mineralization, consisting or pyrite, minor pyrhotite, traces of visible chalcopyrite and some magnetite quartz-epidote-calcite stringers occur in extention of the ‘mineral creek fault’, a fault hosting a defined deposit some 3 miles north of the LVI Claims.

At least three deposit types are associated with the rock units noted above and the indictaed geological environment underlying the LVI Claims:

-	quartz vein type mineralization;
-	massive sulphide mineralization; and
-	massive sulphide related skarn mineralization.

At least have some of the elements of their host geology for each of these well know deposit types have been found on the LVI Claims. Thus there is the potential for locating one or more of these deposit types on the LVI Claims

Previous Exploration

The area surrounding the LVI Claims has been an active mining area for precious metals since the discovery of the ‘Vancouver Island Gold Mine’ in the late 1890’s, a very small scale ‘pick and shovel’ mine. Numerous mineralized zones throughout the area, and on the LVI Claims, remain to be explored.

The LVI Claims were the subject of an airborne geophysical survey conducted in the 1990’s. This survey identified a number of zones on the claims with readings consistent with the deposit types noted above. While by no means definitive, the results of the geophysical survey indicate that further exploration of the LVI Claims is warranted.
There are no public records of significant work having been done in the past on the area now covered by the LVI Claims. However, significant work was conducted in the 1980’s by Westmin Resources Limited on what was known as the Vancouver Island Mine, now called the ‘Debbie Mine’, some 3 miles to the north of the LVI Claims. This is relevant because the ‘mineral creek fault’ found at the Debbie Mine extends to the LVI Claims giving rise to the possibility than gold mineralization found in the mineral creek fault at the Debbie Mine may possibly exist on the LVI Claims.

Proposed Exploration Work - Plan of Operation

Mr. William Timmins, P. Eng., authored the "Geology Report On Thistle Property” dated March, 2006 (the “Timmins’ Report”), in which he recommended a two-phase exploration program to properly evaluate the potential of the claim. We must conduct exploration to determine what minerals exist on our property and whether they can be economically extracted and profitably processed. We plan to proceed with exploration of the LVI Claims, in the manner recommended in the Timmin’s Report, to determine the potential for discovering commercially exploitable deposits of gold and silver.

We do not have any ores or reserves whatsoever at this time on the LVI Claims.

Mr. Timmins is a registered Professional Engineer in good standing in the Association of Professional Engineers and Geoscientists of British Columbia. He is a graduate of the Provincial Institute of Mining, Haileybury Ontario (1956) and attended Michigan Technological University (1962-65) and was licensed by the Professional Engineers of British Columbia (geological discipline) in 1969. Mr. Timmins has practiced his profession as a Professional Engineer for over 39 years.

The Timmin’s Report recommends a two-phase exploration program to properly evaluate the potential of the LVI Claims. We anticipate, based on the Timmin’s Report, that Phase I of the recommended geological exploration program will cost approximately $4,394. The cost estimates for this work program are based on Mr. Timmin’s recommendations and reflect local costs for this type of work.

We intend to undertake Phase I work at some point during the summer of 2006. Precise timing of the work will depend upon weather conditions in the vicinity of the LVI Claims. Depending upon how dry the late spring and summer weather may be, the heavily forested area which hosts the LVI Claims may be subject to closures during periods of high risk for forest fires.

Phase I work will include detailed geological mapping, the creation of maps showing the location of all roads within and near the perimeter of the LVI Claims; silt sampling of every drainage or draw, including soil sampling if necessary and prospecting. When we map, we essentially generate a drawing of the physical features of the land we are interested in as well as a depiction of what may have been found in relation to the boundaries of the property. So we will actually draw a scale map of the area and make notes on it as to the location where anything was found that was of interest or not. In the process we will also identify any showings which appear to warrant sampling, i.e. any rock formations that appear to warrant our taking soil and rock samples from the claims to a laboratory where a determination of the elemental make up of the sample and the exact concentrations of gold, copper and other indicator minerals can be made. Based on the Timmins’ Report we expect the costs of Phase I work to total approximately $4,394.

Should Phase I results warrant further work and provided we are able to raise additional capital, in Phase II (at an estimated cost of a further $4,394) we would undertake additional rock and geochemical sampling. This work would be designed to compare the relative concentrations of gold, copper and other indicator minerals in samples so the results from different samples can be compared in a more precise manner and plotted on a map to evaluate their significance. If an apparent mineralized zone(s) is identified and narrowed down to a specific area(s) by the Phase I & II work, diamond drilling of selected targets to test the apparent mineralized zones may be warranted.

Work is phased in such a manner as to allow decision points to ensure that future work has a value and will provide better or additional information as to the viability of the claim. By utilizing a multi-phase work program, at the end of each phase a decision can be made as to whether the phase has provided the necessary information to increase the viability of the project. If the information obtained as a result of any phase indicates that there is no increased probability of finding an economically viable deposit at the end of the project, a determination would be made that the work should cease at that point. This is a LVI procedure in the industry prior to the commitment of additional funding to move a project forward to the next phase of exploration and/or development.

Since the LVI Claims is located at an elevation that is subject to cold winters with snowfall accumulations, no work could be undertaken on our property until late spring/summer 2006.

Particularly since we have a limited operating history, no reserves and no revenue, our ability to raise additional funds to conduct Phase II work might be limited. If we are unable to raise the necessary funds, we would be required to suspend LVI's operations and liquidate our company. See, particularly, ‘Risk Factors’ 1, 3, and 7 on pages 10, 11 and 12, respectively.

We will focus available working capital on the exploration of the LVI Claims, our sole property.

There are no permanent facilities, plants, buildings or equipment on the LVI Claims.

Competitive Factors

The gold mining industry is highly fragmented. We are competing with many other exploration companies looking for gold. We are among the smallest exploration companies in existence and are an infinitely small participant in the gold exploration and mining business which is the cornerstone of the founding and early stage development of the mining industry. While we generally compete with other exploration companies, there is no competition for the exploration or removal of minerals from our claims. Readily available gold markets exist in Canada and around the world for the sale of gold. Therefore, we will likely be able to sell any gold that we are able to recover, in the event commercial quantities are discovered on the LVI Claims. There is no ore body on the LVI Claims.

Regulations

Our proposed mineral exploration program is subject to the Canadian Mineral Tenure Act Regulation. This act sets forth rules for locating claims, posting claims, working claims and reporting work performed. We are also subject to the British Columbia Mineral Exploration Code which indicates to a company where it can explore for minerals. We must comply with these government laws in order to operate our business. Complying with these rules will not adversely affect our operations. These Acts will not have any material impact on our business or operations. We will comply with these Acts as noted below.

●
Establishing a grid to take soil and rock samples does not require approval from the Provincial government. When the work is completed, we will be required to complete a “Statement of Work, Cash Payment and Rental” form and submit it to the Ministry along With a filing fee of $150. The work recorded on this form will maintain the LVI Claims in good standing for a further twelve months.

●
When undertaking either a trenching or drilling program, we will be required to complete a “Notice of Work” form indicating the work to be undertaken by us on the LVI Claims. At the same time, we will have to complete and file with the Ministry a Reclamation Permit” and a “Safekeeping Agreement” to ensure that subsequent to the completion of our program that we leave the area in roughly the same state it was previously.

●	If we wish to cut any trees on the LVI Claims we will have to apply for a “License to Cut” under the Forestry Ministry. The cost of applying for this license is approximately $150.

●	Our exploration work will have to done in accordance with the “Mineral Exploration Code - Part II - Health, Safety and Reclamation Code of Mines”.

●
While exploring the LVI Claims, we will have to adhere to the requirements of the “Fire Protection and Suppression Regulations of Forest Practice Codes” of British Columbia which relates to open fires, use of stoves, use of explosives and what to do during forest closures.

We are continually subject to environmental regulations by the federal and provincial governments of Canada. The environment is a “shared” power between the Federal and Provincial governments of Canada. In regard to provincial laws, we must provide prior notice and a description of the planned exploration work before commencement of the work. Work that involves mechanized activities, such as airborne geological surveys, off road vehicles and drilling, cannot commence until the plan has been received by the Department of Natural Resources and Exploration for approval. Compliance with provincial laws should not have a material adverse effect on us. However, without provincial approval, we may be unable to undertake our exploration activities on the LVI Claims.

The Federal Government does not take an active part in environmental issues in the mining industry unless a salmon spawning river is in danger. This is not the case with the LVI Claims. Local governmental agencies do not become involved with environmental issues since they rely upon the Provincial Government to ensure regulations are adhered to.

It is reasonable to expect that compliance with environmental regulations will increase our costs. Such compliance may include feasibility studies on the surface impact of our future exploration operations; costs associated with minimizing surface impact; water treatment and protection; reclamation activities, including rehabilitation of various sites; on-going efforts at alleviating the mining impact of wildlife; and permits or bonds as may be required to ensure our compliance with applicable regulations. It is possible that these costs and delays associated with such compliance could become so prohibitive that we may decide to not proceed with exploration on the LVI Claims.

 Employees

Initially, we intend to use the services of subcontractors for manual labor exploration work on our claims and an engineer or geologist to manage the exploration program. At present, we have no employees as such although each of our officers and directors works for the Company on a part time basis. None of our officers and directors has an employment agreement with us. We presently do not have pension, health, annuity, insurance, profit sharing or similar benefit plans; however, we may adopt such plans in the future. There are presently no personal benefits available to any employee.

We intend to hire geologists, engineers and other subcontractors on an as needed basis. We have not entered into negotiations or contracts with any of them although it is our intention to retain Mr. Timmins as senior geological consultant. We do not intend to initiate negotiations or hire anyone unless and until we have the funds necessary to commence exploration activities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

We are a start-up, pre-exploration stage company, have a limited operating history and have not yet generated or realized any revenues from our exploration activities on our sole property, the LVI Claims.

Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin removing and selling minerals. Accordingly, we must raise cash from sources other than the sale of minerals found on the LVI Claims. That cash must be raised from other sources. Our only other source for cash at this time is investments by others in the Company. We must raise cash to implement our planned exploration program and stay in business.

To meet our need for cash we must raise additional capital. We will attempt to raise additional money through a private placement, public offering or through loans. We have discussed this matter with our officers and directors. Our officers and directors have made a commitment to loan us up to $18,794 on an ‘as needed’ basis over the coming year to enable us to meet our budgeted obligations for the coming 12 months. At the present time, we have not made any arrangements to raise additional cash from other sources. We require additional cash to continue operations. If we cannot raise it we may have to abandon our planned exploration activities until we do raise additional cash.

We estimate we will require $18,794 in cash over the next twelve months, including the cost of planned Phase I (as recommended in the Timmins’ Report) exploration work for the LVI Claims during that period. We estimate our cash on hand will enable us to continue in business for approximately two months and thereafter we will require management to make good on their commitment and begin advancing funds to us ( up to $18,794) to enable us to continue operations for the next 12 months. For a detailed breakdown see in “Liquidity and Capital Reserves”, page 41. Our Phase I exploration program is explained in more detail in the “Business” section of this prospectus.

We have no plant or significant equipment to sell, nor are we going to buy any plant or significant equipment during the next twelve months. We will not buy any equipment until we have located a body of ore and we have determined it is economical to extract the ore from the land.

We may attempt to interest other companies to undertake exploration work on the LVI Claims through joint venture arrangement or even the sale of part of the LVI Claims. Neither of these avenues has been pursued as of the date of this prospectus.

Since we do not presently have the requisite funds, we are unable to undertake even Phase I of the recommended exploration program. Until we raise more money or find a joint venture partner we will be unable to complete any exploration work on the LVI claims. If we are unable to finance any exploration activity we do not know what we will do and we do not have any plans to do anything else.

We do not intend to hire any employees at this time. All of the work on the property will be conducted by unaffiliated independent contractors that we will hire on an ‘as needed’ basis. The independent contractors will be responsible for such work including surveying, geology, engineering, exploration, and excavation. A geologist, Mr. Timmins if he is available, will be hired to evaluate the information derived from any exploration work we undertake.

Limited Operating History; Need for Additional Capital

There is no historical financial information about us upon which to base an evaluation of our performance as an exploration corporation. We are a pre-exploration stage company and have not generated any revenues. Further, we have not generated any revenues since our formation on October 17, 2005. We do not presently have funds necessary to enable us to undertake exploration work on the LVI Claims. We must raise additional capital, through debt or equity financing, in order to undertake any exploration work. Even if we are able to raise the necessary capital, we cannot guarantee we will be successful in our exploration activities. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, delays in the exploration of our property, and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we must invest in the exploration and development of our property before we could start production of any minerals we may find. We must obtain equity or debt financing to provide the capital required to implement the phased exploration program recommended to us by a professional geologist. We have no assurance that financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to commence, continue, develop or expand our exploration activities. Even if available, equity financing could result in additional dilution to existing shareholders.

Trends

We are in the pre-explorations stage, have not generated any revenue and have no prospects of generating any revenue in the foreseeable future. We are unaware of any known trends, events or uncertainties that have had, or are reasonably likely to have, a material impact on our business or income, either in the long term of short term, other than as described in this section or in ‘Risk Factors’, page 10.

Critical Accounting Policies

Our discussion and analysis of its financial condition and results of operations, including the discussion on liquidity and capital resources, are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, management re-evaluates its estimates and judgments.

The going concern basis of presentation assumes we will continue in operation throughout the next fiscal year and into the foreseeable future and will be able to realize our assets and discharge our liabilities and commitments in the normal course of business. Certain conditions, discussed below, currently exist which raise substantial doubt upon the validity of this assumption. The financial statements do not include any adjustments that might result from the outcome of the uncertainty.

Our intended exploration activities are dependent upon our ability to obtain third party financing in the form of debt and equity and ultimately to generate future profitable exploration activity or income from its investments. As of April 24, 2006, we have not generated revenues, and have experienced negative cash flow from minimal exploration activities. We may look to secure additional funds through future debt or equity financings. Such financings may not be available or may not be available on reasonable terms.

Overview

Our financial statements contained herein have been prepared on a going concern basis, which assumes that we will be able to realize our assets and discharge our obligations in the normal course of business. We incurred a net loss from operations for the period ended from inception on October 17, 2005 to February 28, 2006 of $14,761. We did not earn any revenues during the aforementioned period.

Our financial statements included in this prospectus have been prepared without any adjustments that would be necessary if we become unable to continue as a going concern and are therefore required to realize upon our assets and discharge our liabilities in other than the normal course of operations.

Our Planned Exploration Program

We must conduct exploration to determine what amounts of minerals exist on the LVI Claims and if such minerals can be economically extracted and profitably processed.

Our planned exploration program is designed to efficiently explore and evaluate our property.

Our anticipated exploration costs over the next twelve on the LVI Claims are approximately $4,394. This figure represents the anticipated cost to us of completing the Phase I of the Timmins’ Report. Should the results of the Phase I work be sufficiently encouraging to justify our undertaking the Phase II program we anticipate that, in order to undertake Phase II during 2007 (at an estimated cost of an additional $4,394), we will have to raise additional investment capital.

Liquidity and Capital Resources

Since inception we have raised the capital through private placements of common stock as follows:

As of February 28, 2006 our total assets were $11,816 and our total liabilities were $3,777 including $756 to related parties.

As of April 24, 2006 we had cash reserves of $1,801 and unpaid accounts payable of $1,777 including $756 to related parties. Including the cost of completing the Phase I exploration program on the LVI Claims, our non-elective expenses over the next twelve months, are expected to be as follows:

Source of Expense		Amount

Accountant	(i)	$ 3,500
Auditors	(ii)	4,000
Bank charges		200
Consulting fees	(iii)	5,000
Exploration - Phase 1	(iv)	4,394
Filing fees	(v)	200
Office and miscellaneous	(vi)	500
Transfer agent’s fees	(vii)	1,000
Estimated expenses for next
twelve months		$ 18,794

(i) Accountant Regardless of the time of the effectiveness of this registration statement, LVI will have to file quarterly financial statements as follows:

Period Ending	Accountant’s Fees

March 31, 2006 - six month period	$ 750
June 30, 2006 - fiscal year end	1,250
September 30, 2006 - three month period	750
December 31, 2006 - six month period	750
Estimated total expense	$3,500

    (ii) Auditors  Similar to accountant’s fees noted above the following expense is estimated to occur over the next twelve month period:

Period Ending	Auditors’ Fees

March 31, 2006 - six month period	$ 500
June 30, 2006 - fiscal year end	2,500
September 30, 2006 - three month period	500
December 31, 2006 - six month period	500
Estimated total expense	$4,000

(iii) Consulting LVI estimates that further consulting fees in the amount of $5,000 will have to be incurred in the completion of this registration statement and the responses to any comments made by the SEC.

(iv) Exploration - Phase I William Timmins has estimated that Phase I comprised mainly of geological mapping, silt and soil geochemical sampling of defined drainage, and  prospecting, will initially cost Cdn $5,000 (US$4,386).

(v) Filing Fees Annually LVI will be required to pay to the Secretary of State of Nevada a filing fee to maintain it in good standing for a further year.

(vi) Office and miscellaneous Based on our experience to date we have estimated office and miscellaneous expenses for the next twelve months for such items as delivery, photocopying, faxing and general office supplies.

(vii) Transfer agent’s fees The annual charge by Empire Stock Transfer Inc. to act as transfer agent for LVI is $500. The additional charge of $500 represents the cost of preparation of share certificates under this registration statement and other miscellaneous expenses which might be incurred.

Should funding prove unavailable from other sources, management of LVI has committed to advancing to the Company up to $18,875, the amount expected to be required to finance LVI’s operations over the next 12 months. Management has agreed to advance these funds on an ‘as needed’ basis to ensure LVI is able to pay its accounts payable as and when due, pay its accountants and other professional advisers during the year as well as undertake the Phase I exploration work on the LVI Claims, as recommended in the Timmins’ Report.

Nevertheless, our future operations are dependent upon our ability to obtain third party financing in the form of debt and equity and ultimately to generate future profitable operations or income from its investments. As of April 18, 2006, we have not generated revenues, and have experienced negative cash flow from operations. We may look to secure additional funds through future debt or equity financings. Such financings may not be available or may not be available on reasonable terms.

Five months ended February 28, 2006.

We incurred accumulated net losses since inception of $14,761 as detailed in the following table:

Accounting		$ 1,000
Auditing		2,000
Bank charges		184
Contributed expenses:
Management fees	2,500
Rent	1,500
Telephone	1,000	5,000
Exploration charges:
Free miners license	432
Geological report	4,500	4,932
Filing fees		200
Incorporation costs		1,424
Office expenses		21
Net loss since inception		$ 14,761

Balance Sheet

Total cash and cash equivalents, as at February 28, 2006 was $11,816 and our working capital as at February 28, 2006 was $8,039.

The Company does not pay management fees, rent or telephone. However we recognize there is a cost associated with these services. Accordingly we accrue on our ‘Statement of Operations’, as ‘Contributed expense’, the amount of $500 per month for management fee, $300 per month for rent and $200 per month for telephone. These amounts are credited to “Capital in Excess of Par Value” on our Balance Sheet. These amounts, while accrued, will never be paid out, in cash, shares or otherwise, in the future.

No revenue was generated during the period from inception to February 28, 2006, or thereafter.

Total shareholders’ equity as at February 28, 2006 was $8,039. Total shares outstanding as at February 28, 2006 were 2,561,000.

As of April 24, 2006 our share capital outstanding was 2,561,000 common shares.

CERTAIN TRANSACTIONS

There have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer, or beneficial holder of more than 10% of the outstanding common stock, or any of their respective relatives, spouses, associates or affiliates has had or will have any direct or material indirect interest, except as follows:

On November 25, 2005 LVI issued to:

(i) our President, Chief Executive Officer and Director, Peter Hill, 1,000,000 shares at the price of $0.001 per share for total consideration of $1,000. Mr. Hill has qualified 100,000 of these shares for re-sale pursuant to this prospectus;

(ii) Chief Financial Officer, Chief Accounting Officer and a director, Virgilio Santana, 750,000 shares at the price of $0.001 per share for total consideration of $750. Mr. Santana has qualified 75,000 of these shares for re-sale pursuant to this prospectus; and

(iii) Our Secretary-Treasurer Belkis Reyes 500,000 shares at the price of $0.001 per share for total consideration of $500. Ms. Reyes has qualified 50,000 of these shares for re-sale pursuant to this prospectus

MARKET FOR COMMON SHARES & RELATED STOCKHOLDERS MATTERS

Market Information

At the present time, there is no established market price for our shares.

There are no common shares subject to outstanding options, warrants or securities convertible into common equity of our Company.

The number of shares subject to Rule 144 is 2,561,000. Share certificates representing these shares have the appropriate legend affixed on them.

There are no shares being offered to the public other than indicated in this prospectus and no shares have been offered pursuant to an employee benefit plan or dividend reinvestment plan.

While our shares are not traded on any public market but it is our intention to find a market maker who will make an application to the NASD to have our shares accepted for trading on the OTCBB once this registration statement becomes effective. There is no assurance an application to the NASD will be approved. Although the OTCBB does not have any listing requirements per se, to be eligible for quotation on the OTCBB, issuers must remain current in their filings with the SEC; being as a minimum Forms 10Q-SB and 10K-SB. Market makers will not be permitted to begin quotation of a security whose issuer does not meet these filing requirements. Securities already quoted on the OTCBB that become delinquent in their required filings will be moved following a 30 or 60 day grace period if they do not make their filing during that time. If our common stock is not quoted on the OTCBB, there will be no market for trading in our common stock. This would make it far more difficult for stockholders to dispose of their common stock. This could have an adverse effect on the price of the common stock.

With a lack of liquidity in our common stock, trading prices might be volatile with wide fluctuations. This assumes that there will be a secondary market at all. Things that could cause wide fluctuations in our trading price of our stock could be due to one of the following or a combination of several of them:

●	our variations in our operations results, either quarterly or annually;

●	trading patterns and share prices in other exploration companies which our shareholders consider similar to ours;

●	the exploration results on the LVI Claims, and

●	other events which we have no control over.

In addition, the stock market in general, and the market prices for thinly traded companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These wide fluctuations may adversely affect the trading price of our shares regardless of our future performance. In the past, following periods of volatility in the market price of a security, securities class action litigation has often been instituted against such company. Such litigation, if instituted, whether successful or not, could result in substantial costs and a diversion of management’s attention and resources, which would have a material adverse effect on our business, results of operations and financial conditions.

“Penny Stock” Requirements

Our common shares are not quoted on any stock exchange or quotation system in North America or elsewhere in the world. The SEC has adopted a rule that defines a “penny stock”, for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

●	that a broker or dealer approve a person’s account for transactions in penny stock; and

●	that the broker or dealer receive from the investor a writer agreement to the transactions setting forth the identity and quantity of the penny stock to be purchased.

To approve a person’s account transactions in penny stock, the broker or dealer must:

●	obtain financial information and investment experience and objectives of the person; and

●
make reasonable determination that the transactions in penny stock are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form:

●	sets forth the basis on which the broker or dealer made the suitability determination; and

●	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks and about commission’s payable by both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling shares and may cause the price of our shares to decline.

Holders

LVI has, including its three officers, 38 shareholders as at the date of this prospectus.

EXECUTIVE COMPENSATION

We have not paid any executive compensation during the years since inception as can be noted from the following summary:

Summary Compensation Table
                          Long Term Compensation
            Annual  Compensation        Awards                      Payouts
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)
Name and Principal position	Year	Salary	Other annual Comp. ($)	Restricted stock awards ($)	Options/ SAR (#)	LTIP Pay-outs ($)	All other Comp- ensation ($)

Peter Hill Chief Executive Officer, President and Director	2005 2006	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-

Virgilio Santana Chief Financial Officer, Chief Accounting Officer and Director	2005- 2006	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-

Belkis Reyes Secretary Treasurer	2005- 2006	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-

Compensation of Directors

We have no standard arrangement to compensate directors for their services in their capacity as directors. Directors are not paid for meetings attended. All travel and lodging expenses associated with corporate matters are reimbursed by us, if and when incurred.

Activities since Inception

Our President Peter Hill arranged for incorporation of our company, subscribed for shares to provide initial working capital, and identified the LVI Claims, arranged for their staking, commissioned a geological report on the LVI Claims obtaining the assistance of professionals as needed. Mr. Hill arranged for the incorporation of our subsidiary, LVI Canada and obtained a Free Miner’s Certificate (required by the Province of British Columbia as a prerequisite to taking title to mineral claims in the province) for LVI Canada, Mr. Hill has coordinated preparation of this registration statement and has principal responsibility for preparation of our periodic reports and all other matters normally performed by an executive officer

Our Chief Financial Officer and Chief Accounting Officer Virgrilio Santana was instrumental in identifying investors to participate in the private placement closed on January 31, 2006 and assisted in preparation of the Offering Memorandum used in connection with the private placement and this registration statement.

Our Secretary Treasurer Belkis Reyes also assisted in identifying investors to participate in the private placement closed on January 31, 2006 and assisted in the preparation of the Offering Memorandum used in connection with the private placement.

ADDITIONAL INFORMATION

LVI is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports, proxy or information statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street N. E., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission’s web site is http://www.sec.gov.

LVI has filed with the Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock being offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to LVI and the common stock offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission’s web site. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

CHANGES IN ACCOUNTANTS

From inception LVI’s auditors have been Madsen & Associates CPA’s Inc., Certified Public Accountants, Unit #3, 684 East Vine Street, Salt Lake City, Utah, 84107.

From inception through February 28, 2006: (i) we did not receive an adverse opinion or disclaimer of opinion from Madsen & Associates, CPA’s Inc. but the audit reports for the period ended February 28, 2006 contained an explanatory paragraph regarding the substantial doubt about our ability to continue as a going concern; (ii) their opinions were not qualified or modified as to uncertainty, audit scope or accounting principles, and (iii) there have been no disagreements with Madsen & Associates, CPA’s Inc. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Madsen & Associates, CPA’s Inc. would have caused them to make reference to the subject matter of the disagreement in their report.  In particular, there were no “reportable events,” as such term is defined in Item 304(a)(1)(iv) of Regulation S-B, during the period from inception through February 28, 2006.

FINANCIAL STATEMENTS

Our fiscal year end is June 30. We will provide audited financial statements to our stockholders on an annual basis; the financial statements will be audited by Independent Accountants.

Our audited financial statements for the period from inception to February 28, 2006 immediately follow:

MADSEN & ASSOCIATES, CPA’s INC.                    684 East Vine Street, #3
Certified Public Accountants and Business Consultants Board              Murray, Utah, 84107
        Telephone 801-268-2632

Board of Directors
Loma Verde Inc. and Subsidiary

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheet of Loma Verde Inc. and subsidiary (pre-exploration stage company) at February 28, 2006, and the related consolidated statement of operations, changes in stockholders' equity, and cash flows for the period from October 18, 2005 (date of inception) to February 28, 2006 . These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Loma Verde Inc. and Subsidiary at February 28, 2006, and the results of operations and cash flows for the period from October 18, 2005 (date of inception) to February 28, 2006, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company will need additional working capital for its planned activities and to service its debt, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in the notes to the consolidated financial statements. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Murray, Utah      MADSEN & ASSOCIATES, CPA’s INC.
April 10, 2006

LOMA VERDE INC. AND SUBSIDIARY
(A Pre-exploration Stage Company)
CONSOLIDATED BALANCE SHEETS
February 28, 2006

ASSETS

CURRENT ASSETS

Cash	$ 11,816

Total Current Assets	$ 11,816

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES

Accounts payable	$ 3,021
Accounts payable - related party	756

Total Current Liabilities	3,777

STOCKHOLDERS’ EQUITY

Common stock
200,000,000 shares authorized, at $0.001 par value;
2,561,000 shares issued and outstanding	2,561
Capital in excess of par value	20,239
Deficit accumulated during the pre-exploration stage	(14,761)

Total Stockholders’ Equity	8,039

$ 11,816

The accompanying notes are an integral part of these financial statements.

LOMA VERDE INC. AND SUBSIDIARY
(A Pre-exploration Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
For the period from October 18, 2005 (date of inception) to February 28, 2006

REVENUES	$ -

EXPENSES

Exploration costs	4,932
Administrative	9,829

NET LOSS FROM OPERATIONS	$(14,761)

NET LOSS PER COMMON SHARE

Basic and diluted	$(0.06)

AVERAGE OUTSTANDING SHARES
259,986
Basic

The accompanying notes are an integral part of these financial statements.

LOMA VERDE INC. AND SUBSIDIARY
(Pre-Exploration Stage Company)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
Period  October 18, 2005 (date of inception) to February 28, 2006

	Common Shares	Stock Amount	Capital in Excess of Par Value	Accumulated Deficit

Balance October 18, 2005	-	$ -	$ -	$ -

Issuance of common shares for cash at $0.001 - November 25, 2005	2,250,000	2,250	-	-

Issuance of common shares for cash at $0.05 - January 31, 2006	311,000	311	15,239	-

Capital contributions - expenses	-	-	5,000	-

Net operating loss for the five months ended February 28, 2006	-	-	-	(14,761)

Balance as at February 28, 2006	2,561,000	$ 2,561	$ 20,239	$ (14,761)

The accompanying notes are an integral part of these financial statements

LOMA VERDE INC. AND SUBSIDIARY
(A Pre-exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

For the period from October 18, 2005 (date of inception) to February 28, 2006

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$ (14,761)

Adjustments to reconcile net loss to net cash provided by operating activities:

Changes in accounts payable	3,021
5,000

Net Cash Provided (Used) in Operations	(6,740)

CASH FLOWS FROM INVESTING ACTIVITIES:	-

CASH FLOWS FROM FINANCING ACTIVITIES

Changes in accounts payable - related party	756
Proceeds from issuance of common stock	17,800
18,556

Net Increase (Decrease) in Cash	11,816

Cash at Beginning of Period	-

CASH AT END OF PERIOD	$11,816

The accompanying notes are an integral part of these financial statements

LOMA VERDE INC. AND SUBSIDIARY
(A Pre-exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
February 28, 2006

1. ORGANIZATION

The Company, Loma Verde Inc. was incorporated under the laws of the State of Nevada on October 18, 2005 with the authorized capital stock of 200,000,000 shares at $0.001 par value. The Company organized its wholly owned subsidiary, Loma Verde Explorations Ltd., which was incorporated in British Columbia on October 28, 2005.

The Company was organized for the purpose of acquiring and developing mineral properties. At the report date mineral claims, with unknown reserves, had been acquired. The Company has not established the existence of a commercially minable ore deposit and therefore has not reached the development stage and is considered to be in the pre-exploration stage.

The Company and its subsidiary has elected June 30 as its fiscal year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Methods

The Company recognizes income and expenses based on the accrual method of accounting.

Dividend Policy

The Company has not yet adopted a policy regarding payment of dividends.

Basic and Diluted Net Income (loss) Per Share

Basic net income (loss) per share amounts are computed based on the weighted average number of shares actually outstanding. Diluted net income (loss) per share amounts are computed using the weighted average number of common and common equivalent shares outstanding as if shares had been issued on the exercise of the common share rights unless the exercise becomes antidulutive and then only the basic per share amounts are shown in the report.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Loma Verde Inc (parent) and its subsidiary from their inception. All significant intercompany accounts and balances have been eliminated in consolidation.

Evaluation of Long-Lived Assets

The Company periodically reviews its long term assets and makes adjustments, if the carrying value exceeds fair value.

LOMA VERDE INC. AND SUBSIDIARY
(A Pre-exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
February 28, 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under the liability method deferred tax assets and liabilities are determined based on differences between financial reporting and the tax bases of the assets and liabilities and are measured using the enacted tax rates and laws that will be in effect, when the differences are expected to be reversed. An allowance against deferred tax assets is recorded, when it is more likely than not, that such tax benefits will not be realized.

On February 28, 2006, the Company had a net operating loss carry forward of $14,761 for income tax purposes. The tax benefit of approximately $4,400 from the loss carry forward has been fully offset by a valuation reserve because the future tax benefit is undeterminable since the Company is unable to establish a predictable projection of operating profits for future years. Losses will expire in 2026.

Foreign Currency Translations

Part of the transactions of the Company were completed in Canadian dollars and have been translated to US dollars as incurred, at the exchange rate in effect at the time, and therefore, no gain or loss from the translation is recognized. The functional currency is considered to be US dollars.

Revenue Recognition

Revenue is recognized on the sale and delivery of a product or the completion of a service provided.

Advertising and Market Development

The company expenses advertising and market development costs as incurred.

Financial Instruments

The carrying amounts of financial instruments are considered by management to be their fair value to their short term maturities.

Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with general accepted accounting principles. Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing these financial statements.

LOMA VERDE INC. AND SUBSIDIARY
(A Pre-exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
February 28, 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued
Statement of Cash Flows

For the purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Unproven Mining Claim Costs

Cost of acquisition, exploration, carrying and retaining unproven properties are expensed as incurred.

Environmental Requirements

At the report date environmental requirements related to the mineral claim acquired are unknown and therefore any estimate of any future cost cannot be made.

Financial Instruments

The carrying value of financial instruments, including cash and accounts payable, are considered by management to be their estimated fair value.

Recent Accounting Pronouncements

The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements.

3. AQUISITION OF MINERAL CLAIM

The Company’s subsidiary acquired three mineral claims, known as the HV-12, Thistle 2 and Thistle 3, situated in British Columbia, with an expiration date of March 1, 2007, and February 10, 2007 for the latter two claims. The claims may be extended yearly by the payment of $5,026 Cdn or the completion of work on the property of $5,026 Cdn. plus a filing fee. On the date of this report the Company had not established the existence of a commercially minable ore deposit on the claims.

4. SIGNIFICANT TRANSACTIONS WITH RELATED PARTY

Officers-directors and their family have acquired 88% of the common stock issued and have made no interest, demand loans to the Company of $756.

5. CAPITAL STOCK

During January and February 2006, the Company completed a private placement of 2,250,000 common shares for $2,250 to its directors and a private placement of 311,000 common shares for $15,550.

LOMA VERDE INC. AND SUBSIDIARY
(A Pre-exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
February 28, 2006

6. GOING CONCERN

The Company intends to seek business opportunities that will provide a profit. However, the Company does not have the working capital necessary to be successful in this effort and to service its debt, which raises substantial doubt about its ability to continue as a going concern.

Continuation of the Company as a going concern is dependent upon obtaining additional working capital and the management of the Company has developed a strategy, which it believes will accomplish this objective through additional loans from related parties, and equity funding (Note 5), which will enable the Company to operate for the coming year.